Exhibit 10.6

[Date]

[Full Name]

Dear [Name],

On behalf of ON24, Inc. (the “Company”), I am pleased to [confirm the terms of your ongoing employment in] [offer you] the position of [Position]. Speaking for myself, as well as the other members of the Company’s management team, we look forward to your [continued] success in this position. Except as provided below, this letter agreement amends and supersedes in its entirety any and all prior letter or other written or oral agreements regarding the terms of your employment with the Company.

The terms of your position with the Company are as set forth below:

1.    Position. Your position will be [Position], reporting to [Name and Title]. This position is located at [Office or remote]. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will not engage in any work, paid or unpaid, or other activities that create a conflict of interest with the Company. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria that are not in conflict with the Company’s interests or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Of course, subject to the other provisions of this offer letter, the Company may change your position, duties, compensation, benefits and work location from time to time at its discretion. As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments and will not be eligible to receive overtime.

2.    Cash Compensation. Commencing on [Date] (the “Effective Date”), you will be paid an annual base salary of $[Amount], less applicable withholding. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other employees of the Company). In addition, commencing on the Effective Date you will be eligible to participate in the Company’s annual [applicable bonus plan] and to receive a target annual bonus of $[Amount], less applicable withholding. The amount of your bonus will be determined in the Company’s reasonable discretion based on Company performance.

3.    Benefits. You will be eligible to participate in the Company’s health and welfare benefits the first of the month following your date of hire, in accordance with the terms and subject to the conditions of the applicable benefits plan or policy. These benefits presently include: medical, dental, vision, STD, LTD, and life insurance. The Company reserves the right to change/eliminate any benefits (other than those required by law) from time to time in its discretion.

4.    [Equity Compensation. All options previously granted to you will continue to be subject to the terms of the applicable plan pursuant to which they were granted and the stock option agreement that you signed when you received the grant.]

6.    Proprietary Rights/Company Policies. As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s handbook. In your work for the Company, you will also be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

7.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that it is for no specific period of time and either you or the Company may terminate your employment at any time for any reason or no reason, without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. [Notwithstanding the foregoing, you shall continue to be covered by the Company’s severance plan as provided in the Company’s letter agreement with you dated [Date].]

I am delighted to be able to offer you these [updated] terms of employment. To indicate your acceptance of the Company’s offer, please sign, date and return this letter by no later than [Date].

Except as provided above, this letter, together with the Proprietary Information and Inventions Agreement [previously] executed by you, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,	I have read this offer letter and agree to accept employment on the terms and conditions stated above.

[Full Name]

[Company Head of HR]	Signature	Date
ON24, Inc.